As filed with the Securities and Exchange Commission on May 1, 2006
Registration No. 333-70244

SECURITIES AND EXCHANGE COMMISSION
 Washington,  D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

INTELLIGROUP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	11-2880025
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

499 Thornall Street
Edison, New Jersey 08837
(732) 590-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2004 EQUITY INCENTIVE AWARD PLAN
(Full title of the plan)

Vikram Gulati
President and Chief Executive Officer
Intelligroup, Inc.
499 Thornall Street
Edison, New Jersey 08837
(732) 590-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradd Williamson, Esq.
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Co Common Stock, par value $0.01 per share not previously registered	1,100,000	$2.03	$2,233,000	$239
Co Common Stock, par value $0.01 per share registered under the Prior Plan	2,744,741	N/A(1)	N/A(1)	N/A(1)

(1)

2004 Equity Incentive Award (the “2004 Plan”) authorizes the issuance of shares of common stock of Intelligroup, Inc. (the “Company”) up to a maximum number equal to the sum of (a) 1,100,000 shares of common stock and (b) 2,744,741 shares previously registered for offer or sale under the Intelligroup, Inc. 1996 Stock Plan (the “Prior Plan”) that were not issued under the Prior Plan and that may be offered or sold under the 2004 Plan (the “Carried Forward Shares”), plus any other shares of Common Stock that become available for issuance under the Prior Plan, and which are not issued under such plan.  The Carried Forward Shares were registered on a Registration Statement on Form S-8 filed on February 11, 2000 (file no. 333-11486), and the Company paid a total registration fee of $19,139, of which $16,164 related to the Carried Forward Shares.  In accordance with Instruction E to the General Instructions to Form S-8 and other guidance promulgated by the Securities and Exchange Commission, the Company has carried forward the registration fee for the Carried Forward Shares.  The Company is concurrently filing a Post-Effective Amendment to the Registration Statement on Form S-8 filed on February 11, 2000 (file no. 333-11486) registering shares pursuant to the Prior Plan, to deregister the applicable shares that were not issued under the Prior Plan.

(2)

For purposes of computing the registration fee only.  Pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low trading prices ($2.03) of the Company’s common stock as reported by the National Association of Securities Dealers’ Automated Quotation Service on April 26, 2006.

PART I

Item 1.  Plan Information

          Not required to be filed with this Registration Statement.

Item 2.  Registration Information and Employee Plan Annual Information

          Not required to be filed with this Registration Statement.

PART II

Item 3.  Incorporation of Documents by Reference.

          The following documents, which have been filed with the Securities and Exchange Commission pursuant to Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

A.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

B.

The description of the Common Stock, $.01 par value, which is contained in the Company’s Registration Statement on Form 8-A filed on September 26, 1996 pursuant to the Exchange Act, as updated in the Company’s Registration Statement on Form S-1, including any subsequent amendments or reports filed for the purposes of updating such descriptions.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

          Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

          Not Applicable.

Item 6.  Indemnification of Directors and Officers.

          Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacities or for each such person’s acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

          Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders.  Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for money damages for breach of a duty as a director or an officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, or (iii) for any transaction from which the director or officer derived an improper personal benefit.

          The Registrant’s amended and restated certificate of incorporation limits the liability of its directors and officers as authorized by Section 14A:2-7(3).  The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company is required to amend such provisions.

          Article 11 of the Registrant’s Amended and Restated By-laws specifies that the Registrant shall indemnify its directors and officers to the extent such parties are involved in or made a party to any action, suit or proceeding because he was a director or officer of the Company.  The Company has agreed to indemnify such parties for their actual and reasonable expenses if such party acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and such party had no reasonable cause to believe his conduct was unlawful.  This provision of the By-laws is deemed to be a contract between the Registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in par of facts.  The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of the Company is required to adopt, amend or repeal such provision of the By-laws.

          The Registrant has executed indemnification agreements with each of its directors and executive officers pursuant to which the Registrant has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Company.

          The Registrant has liability insurance for the benefit of its Directors and officers which will provide coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law, or otherwise excluded by such insurance policy.

Item 7.  Exemption from Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

          A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

Item 9.  Undertakings.

1.	The undersigned Registrant hereby undertakes:

	a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

b.

That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	c.	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Iselin, State of New Jersey, on May 1, 2006.

INTELLIGROUP, INC.

By:	/s/ Madhu Poomalil

Name:	Madhu Poomalil
Title:	Chief Financial Officer

S-1

POWER OF ATTORNEY

          Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Madhu Poomalil as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Vikram Gulati	President and Chief Executive Officer (Principal Executive Officer)	May 1, 2006

Vikram Gulati

/s/ Madhu Poomalil	Chief Financial Officer (Principal Financial and Accounting Officer)	May 1, 2006

Madhu Poomalil

/s/ Ravi Adusumalli	Director	May 1, 2006

Ravi Adusumalli

/s/ Ajit Isaac	Director	May 1, 2006

Ajit Isaac

/s/ Srini Raju	Director	May 1, 2006

Srini Raju

/s/ Sandeep Reddy	Director	May 1, 2006

Sandeep Reddy

/s/ Alexander Graham Wilson	Director	May 1, 2006

Alexander Graham Wilson

/s/ Andrew Y. Yan	Director	May 1, 2006

Andrew Y. Yan

S-2

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION

4.1

The Company’s 2004 Equity Incentive Award Plan (effective June 8, 2004) (incorporated by reference to the Company’s Definitive Proxy Statement for the 2004 Annual Meeting to Stockholders, included within Form 14-A as filed on April 29, 2004, File No. 000-20943).

4.2	Certificate of Incorporation of the Company (incorporated by reference to the exhibits in the Company’s annual report on Form 10-K for the year ended December 31, 2005, File No. 000-20943).

4.3

By-Laws of the Company, as amended (incorporated by reference to the exhibits in the Company’s Registration Statement as amended on Form SB-2, File No. 333-05981, as filed with the Commission on June 14, 1996).

5.1	Opinion of Counsel.

23.1	Independent Auditors’ Consent.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages to the Registration Statement).